MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "Agreement") is entered into on August 29, 1997, by and among INTELLIGENCE NETWORK INTERNATIONAL, INC., a Florida corporation ("INI") and SAFE AID PRODUCTS INCORPORATED, a Delaware corporation ("Safe Aid").

                                    RECITALS

         The Boards of Directors of Safe Aid and INI believe that the merger of INI with and into Safe Aid would be advantageous and beneficial and in the best interests of INI and Safe Aid and their respective shareholders.

         It is the intention of the parties hereto that: (i) INI shall be merged with and into Safe Aid (the "Merger") (ii) effective as of Closing, each outstanding share of the common stock of INI will be converted into one share of the common stock of Safe Aid; (ii) the Merger shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities laws; and (iii) the Merger shall qualify as a tax-free reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

         1.   Recitals and Definitions.
              -------------------------

              (a) The foregoing RECITALS are true and correct, and are incorporated herein and made a part hereof.

              (b) For purposes of this Agreement, the terms set forth below shall have the following meanings:

         INI Statements -   audited consolidated financial statements of INI
                            for the fiscal year ended December 31, 1996

         Safe Aid
         Statements     -   unaudited financial statements of Safe Aid for the
                            fiscal years ended November 30, 1995 and 1996

         Closing        -   the consummation of the transaction of events set
                            forth in Section 11 hereof

         Closing Date   -   the day on which the Closing is held as set forth
                             in Section 7 hereof and the time that Articles of
                            Merger are filed in accordance with the General
                            Corporation Law of the State of Delaware.

         Common Stock   -   common stock, $.00001 par value per share, of Safe
                            Aid

         Merger         -   the merger of INI with and into Safe Aid which
                            will result in the conversion of each outstanding share of the common stock of INI into one share of the Merger Stock

         Merger Stock   -   585,819,936 shares of Safe Aid Common Stock


         2.   The Merger.
              -----------

              (a) Safe Aid and INI agree that on the Closing Date INI shall be merged with and into Safe Aid, which shall be the surviving corporation, and Safe Aid shall change its name to "Safe Technologies International, Inc." or such other name as may be designated by INI. Safe Aid shall retain its current stock trading symbol. Pursuant to the Merger, each share of common stock of INI issued and outstanding immediately prior to the Closing shall, without any action on the part of the holder thereof, be converted into one share of the Merger Stock. No other consideration shall be payable to the INI stockholders in

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connection with the Merger. The issuance of the Merger Stock will not be registered pursuant to the Securities Act.

              (b) From and after the Closing, the Articles of Incorporation and Bylaws of Safe Aid as in effect immediately prior to the Closing shall be the Articles of Incorporation and Bylaws of Safe Aid, as the surviving corporation, until further amended, except that Article FIRST of the Safe Aid Articles of Incorporation shall be amended to read as follows, effective upon consummation of the Merger:

         "The name of the Corporation is SAFE TECHNOLOGIES INTERNATIONAL, INC.

         3. Representations and Warranties of INI. As a material inducement to Safe Aid to enter into this Agreement and consummate the transactions contemplated hereby, INI makes the following representations and warranties to Safe Aid. The representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

              (a) INI Statements. Schedule 3(a) contains the INI Statements. The INI Statements and financial information contained therein present fairly the financial condition of INI for the periods covered (subject, in the case of unaudited statements, to normal year- end audit adjustments which will not be material to INI, taken as a whole, in amount or effect). The INI Statements have been prepared in accordance with generally accepted accounting principles, consistently applied. The books and records of INI, financial and other, are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

              (b) Undisclosed Liabilities. INI does not have any liabilities or obligations of any nature, fixed or contingent, matured or unmatured, that are not shown or otherwise provided for in INI Statements, except for liabilities and obligations arising subsequent to the date of INI Statements in the ordinary course of business, none of which individually or in the aggregate will be materially adverse to the business or financial condition of INI. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board) of INI that will not be adequately provided for.

              (c) Materially Adverse Change. Since the date of the most recent INI Statements, the business of INI has been operated in the ordinary course and there has not been:

                         (i) Any materially adverse change in the business,
condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of INI for such period or at any time during such period.

                         (ii) Any material damage, destruction or loss (whether
or not covered by insurance) affecting INI or its assets, properties or businesses.

                         (iii) Any declaration, setting aside or payment of any
dividend or other distribution in respect of any shares of the capital stock of INI, or any direct or indirect redemption, purchase or other acquisition of any such stock or any agreement to do so.

                         (iv) Any issuance or sale by INI, or agreement by INI
to sell or pledge any of its securities, other than the issuance of common stock as contemplated in Section 9(d) of this Agreement and issuances of common stock to existing shareholders of INI for cash and/or services rendered. No irrevocable proxies been given with respect to any securities of INI.

                         (v) Any statute, rule, regulation or order adopted by
any governmental body, agency or authority (including orders of regulatory authorities with jurisdiction over INI) that materially and adversely affects INI or their respective businesses or financial conditions.

                         (vi) Any material increase in the rate of compensation
or in bonus or commission payments payable or to become payable to any of the salaried employees of INI; provided, however, that this subsection shall not restrict or limit INI in any way from hiring additional personnel who are required for their operations.

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                         (vii) Any other events or conditions of any character
that may reasonably be expected to have a materially adverse effect on INI or their business or financial condition.

                  (d) Litigation. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of INI, threatened against INI, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does INI know of any basis for any such action, suit, claim, investigation or proceeding.

                  (e) Compliance: Governmental Authorizations. INI has complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state securities, banking collection and consumer protection laws and regulations that, if not complied with, would materially and adversely affect its businesses. INI has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business. Such licenses and permits are in full force and effect. INI knows of no violations of any such licenses or permits. No proceedings are pending or threatened to revoke or limit the use of such licenses or permits.

                  (f) Due Organization. INI is a corporation duly organized and validly existing; its status is active; it is qualified to do business and in good standing in each state where the properties owned, leased or operated, or the business conducted, by them require such qualification and where failure to so qualify would have a material adverse effect on their financial condition, properties, business or results of operations. INI has the power to own its properties and assets and to carry on its business as now presently conducted. A true and complete copy of the Articles of Incorporation, By-Laws and Minutes of Board of Directors and Stockholders Meetings of INI are attached hereto as
Schedule 3(f) and are made a part hereof.

                  (g) Tax Matters. INI has, or at the time of the Closing hereunder will have, filed all federal, state and local tax or related returns and reports due or required to be filed, which reports will accurately reflect in all material respects the amount of taxes due. INI has paid all amounts or taxes or assessments that would be delinquent if not paid as of the date of this Agreement, and will have paid such required amounts as of the Closing Date. There are no tax liens with respect to any properties owned by INI.

                  (h) Agreements. Schedule 3(h) contains a true and complete list and brief description of all material written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions and other instruments to which INI is a party or by which INI or its assets may be bound. True and correct copies of all items set forth on Schedule 3(h) have been or will have been made available to Safe Aid prior to the Closing. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by INI under any of the contracts or agreements set forth in Schedule 3(h). INI has no knowledge of any material default by the other parties to such contracts or agreements. In addition, no material violations have occurred pursuant to any loan agreements to which any of INI is a party.

                  (i) Title to Property and Related Matters. INI has, and at the time of the Closing will have, good and marketable title to all of its properties, interests in properties and assets, real, personal and mixed, owned by it at the date of this Agreement or acquired by it after the date of this Agreement, of any kind or character, free and clear of any liens or encumbrances. Except for matters that may arise in the ordinary course of business, the assets of INI are in good operating condition and repair, reasonable wear and tear excepted. To the best of the knowledge of INI, there does not exist any condition that materially interferes with the use thereof in the ordinary course of the business of INI.

                  (j) Licenses; Trademarks; Trade Names. Schedule 3(j) sets forth all licenses, trademarks, trade names, service marks, copyrights, patents or any applications for any of the foregoing that relate to the business of INI, all of which are solely owned by INI, free and clear of any claims, liens or encumbrances except as set forth on Schedule 3(j).

                  (k) Due Authorization. This Agreement has been duly authorized, executed and delivered by INI and constitutes a valid and binding

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agreement of INI, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will violate any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any provisions of INI's Articles of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage, obligation, agreement, understanding, arrangement or restriction of any kind to which INI is a party or by which INI or its properties may be bound, or violates any statute, law, rule or regulation applicable to INI. No consent or approval by any governmental authority is required in connection with the execution and delivery by INI of this Agreement or the consummation of the transactions contemplated hereby.

                  (l) Capitalization. The authorized capitalization of INI as of the Closing Date will consist of 600,000,000 shares of no par value common stock of which 585,819,936 shares will be issued and outstanding. Included within such issued and outstanding shares are shares of INI common stock to be issued as necessary and appropriate to fulfill the conditions precedent to Closing as set forth in Section 9(d) of this Agreement. All issued and outstanding shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued in compliance with applicable federal and state securities laws and regulations. Except for the foregoing, there are no outstanding or presently authorized securities, warrants, preemptive rights, subscription rights or options to issue any of INI's securities.

                  (m) Full Disclosure. INI has, and at the Closing Date will have, disclosed to Safe Aid in the Schedules to this Agreement or independently, in writing, or made available to Safe Aid, documents, books and records pertaining to, all events, conditions and facts materially affecting the properties, business and prospects of INI. INI has not and will not have, at the Closing Date, withheld disclosure or availability of any events, conditions and facts of which it may have knowledge and that may materially and adversely affect the properties, businesses or prospects of INI.

                  (n) Brokerage Fees. INI has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement, except for finders' fees due to Robert Weinberg and Norman and Bernice Moskowitz, which fees will be paid by Safe Aid on the Closing Date by issuance of 3,527,386 shares of Common Stock to Robert Weinberg or his designees and 3,527,386 shares of Common stock to Norman and Bernice Moskowitz or their designees.

                  (o) Employee Benefit Plans. True and complete copies of all employee benefit plans of INI, in any, have been heretofore delivered to Safe Aid.

                  (p) Not Investment Company. INI is not an "investment company" as defined in Section 368(a)(2)(F)(iii) of the Code.

         4. Representations and Warranties of Safe Aid. Safe Aid, as a material inducement to INI to enter into this Agreement and consummate the transactions contemplated hereby, makes the following representations and warranties to INI, which representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing Date as though made on and as of such date.

                  (a) Due Organization. Safe Aid is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Safe Aid has the corporate power to own its property and to carry on its business as now presently conducted. The Articles of Incorporation and By-Laws of Safe Aid are attached hereto as Schedule 4(a) and are made a part hereof.

                  (b) Capitalization. The authorized capital stock of Safe Aid consists of 950,000,000 shares of $.00001 par value Common Stock, of which 705,477,200 shares are outstanding as of the date of this Agreement. Prior to Closing, Safe Aid shall complete a 10 to 1 reverse stock split pursuant to which

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the number of outstanding shares will be reduced to 70,547,720 as of Closing with no change to the par value of the Common Stock, and shall increase its authorized Common Stock to 999,999,000 shares. All of the outstanding shares of Common Stock have been validly issued and are fully paid and non-assessable. Except (i) for outstanding warrants for the purchase of 147,272,800 shares of Common Stock as described in the Form 10-QSB filed by Safe Aid with the Securities and Exchange Commission for the quarter ended May 31, 1997 and (ii) as described in this Agreement, Safe Aid has no shares of Common Stock reserved for issuance and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued Common Stock or other securities of Safe Aid obligating Safe Aid to issue any securities.

                  (c) Subsidiaries. Safe Aid has no subsidiaries, nor does it own any interest in any other corporation, partnership or other entity, nor does it have any right or obligation, whether under any agreement (oral or written) or instrument of any kind, to acquire any such interest.

                  (d) Due Authorization. Subject only to approval of this Agreement by Safe Aid's shareholders, this Agreement has been duly authorized, executed, and delivered by Safe Aid, and constitutes a legal, valid, and binding obligation of Safe Aid, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. The execution, delivery and performance of this Agreement by Safe Aid will not violate or conflict with in any material respect or constitute a default under any provisions of applicable law, Safe Aid's Articles of Incorporation or Bylaws, or any agreement or instrument to which Safe Aid is a party or by which it or its assets are bound. No consent of any federal, state, municipal or other governmental authority is required by Safe Aid for the execution, delivery or performance of this Agreement by Safe Aid. No consent of any party to any contract or agreement to which Safe Aid is a party or by which any of its property or assets are subject is required for the execution, delivery or performance of this Agreement by Safe Aid that has not been obtained at the date of this Agreement.

                  (e) Shares of Merger Stock; Nature of Transactions. The Merger Stock will be validly and legally issued, free and clear of all liens, encumbrances, transfer fees and preemptive rights, and will be fully paid and non-assessable. When consummated, the transactions provided in this Agreement, including the issuance and delivery of the Merger Stock, will constitute (I) a transaction of securities "not involving a public offering" under the Securities Act, and (ii) a tax-free reorganization under Section 368(a)(1)(A) of the Code.

                  (f) SEC Reports. From the first date that such reports were required of Safe Aid, Safe Aid has accurately and completely filed with the SEC all of its required Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. As of their respective dates, neither Safe Aid's Annual Report on Form 10-KSB for the fiscal year ended November 31, 1996, nor Safe Aid's Quarterly Report on Form 10-QSB for the period ended May 31, 1997, each in the form (including exhibits) filed with the SEC (collectively, the "Company Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. True and complete copies of the Company Reports have been heretofore delivered to INI.

                  (g) Safe Aid Statements. Schedule 4(f) contains the Safe Aid Statements. The Safe Aid Statements fairly present the financial position of Safe Aid as of the date thereof. The books and records, financial and other, of Safe Aid are in all material respects complete and correct.

                  (h) Undisclosed Liabilities. Safe Aid has no liabilities or obligations of any nature, fixed or contingently matured or unmatured, that are not shown or otherwise provided for in Safe Aid Statements or have not been disclosed to INI.

                  (i) Litigation. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against Safe Aid, its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does Safe Aid know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

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                  (j) Tax Matters. Safe Aid has filed all federal, state and local, tax or related returns and reports due or required to be filed, which reports accurately reflect in all material respects the amount of taxes due. Safe Aid has paid all taxes or assessments that have become due, other than taxes or charges being contested in good faith or not yet finally determined. Safe Aid is not aware of any tax liens with respect to any properties owned by Safe Aid.

                  (k) Full Disclosure. Safe Aid has not, and will not have at the Closing Date, withheld disclosure of any events, conditions, and facts of which it may have knowledge and that may materially and adversely affect the business or prospects of Safe Aid.

                  (l) Brokerage Fees. Safe Aid has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with this Agreement, except for a finders' fee due to Private Trust Corp., Ltd., as Trustee for New Amsterdam Investment Trust, which fee will be paid by Safe Aid on the Closing Date by issuance of 7,054,772 shares of Common Stock to Private Trust Corp., Ltd., as Trustee.

                  (m) No Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by Safe Aid of this Agreement or the consummation of the transactions described herein, except to the extent that Safe Aid may be required to file reports in accordance with relevant regulations under federal and state securities laws.

         5.       Covenants and Agreements.

                  The parties covenant and agree as follows:

                  (a) Conduct of Business. From the date hereof through the date of the Closing, Safe Aid and INI shall conduct their respective businesses in the ordinary course and in material compliance with all requirements of law to which they are subject, keep their respective business and properties substantially intact, and except in the ordinary course of business without the prior written consent of Safe Aid, INI will not undertake any of the actions specified in Section 3(c).

                  (b) Litigation. Safe Aid and INI shall promptly notify each other of any lawsuit, claims, proceedings or investigations which after the date hereof are threatened or commenced against it or against any officer, director, employee, affiliate or consultant of it, with respect to the transactions contemplated hereby or which reasonably could be expected to have a material adverse effect.

                  (c) Distribution of Proxy Statement; Stockholder Meetings. At the earliest practicable date following the date hereof, each of INI and Safe Aid shall distribute a Joint Proxy Statement to its stockholders which gives notice of the Stockholder Meetings for the purposes of adopting this Agreement and approving the Merger (including the change of Safe Aid's name to Safe Technologies International, Inc.), and (in the case of Safe Aid) approving the reverse stock split and increase in authorized capital provided in Section 4(b) of this Agreement, and considering such other matters as may properly come before such meetings. The stockholder meetings shall be held as soon as practicable (but in no event less than 20 or more than 30 days following completion of the Joint Proxy Statement).

                  (d) Issuance of Capital Stock. Neither INI nor Safe Aid shall issue, commit to issue, redeem or purchase, or amend the terms of, any of its capital stock after the date hereof and prior to the Closing Date except as otherwise contemplated by this Agreement.

                  (e) Notification of Certain Events. Each of INI and Safe Aid shall promptly be given notice by the other of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute or which would, with the passage of time or giving notice or both, constitute a violation or breach of any representation or warranty contained herein occurring with respect to the party required to give notice pursuant to this Section.

                  (f) Tax Treatment. INI and Safe Aid undertake and agree to take no action which would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Safe Aid

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agrees that it will file no tax returns or otherwise take a position inconsistent with such tax treatment.

                  (g) Compensation. Neither party shall authorize any salary or compensation increase, dividend or loans to officers or directors without the prior written consent of the other party.

                  (h) Reports. Safe Aid shall file all required reports to comply, and to remain in compliance with, all applicable federal and state securities laws, rules and regulations.

         6. Due Diligence and Termination. Safe Aid and INI each shall be entitled to conduct, and all of the parties agree to cooperate in the conduct of, such due diligence as Safe Aid or INI may wish to conduct prior to and on the Closing Date to verify the truth, accuracy and completeness of representations and warranties of the other parties to this Agreement. Safe Aid shall have the right to terminate this Agreement upon written notice to INI at any time prior to the Closing if INI fails to fulfill the conditions set forth in Sections 5 and 9 that are applicable to INI. INI shall have the right to cancel this Agreement upon written notice to Safe Aid at any time prior to the Closing if Safe Aid fails to fulfill the conditions set forth in Sections 4(b), 5 and 8 that are applicable to Safe Aid. If either Safe Aid or INI so terminates this Agreement, this Agreement shall be of no further force and effect and all rights and obligations of the parties shall terminate without liability to either party.

         7. Closing Date. Both parties will diligently and continuously pursue the actions required to close the Merger as soon as possible, using best efforts to close by September 30, 1997. Either party may extend the Closing Date for up to 30 days upon demonstration to the reasonable satisfaction of the other party that they are diligently pursuing the performance of, and compliance with, all conditions precedent to their obligations hereunder. Either party may terminate this Agreement upon written notice to the other if the Closing has not occurred by October 31, 1997, without liability to either party.

         8. Conditions Precedent to Obligations of INI. All obligations of INI under this Agreement are subject to the fulfillment, prior to or on the Closing Date (unless otherwise stated herein), of each of the following conditions, any one or all of which may be waived by INI:

                  (a) The Shareholders of Safe Aid and INI shall have approved the execution of this Agreement and the Merger thereby.

                  (b) The representations and warranties made by or on behalf of Safe Aid contained in this Agreement or in any certificate or document delivered to INI pursuant to the provisions hereof at the Closing shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

                  (c) Safe Aid shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  (d) Safe Aid shall have delivered all of the Schedules required herein, and copies of the documents referred to therein, to INI and such Schedules and documents shall have been reasonably acceptable to INI.

                  (e) Any Due Diligence Examination by INI prior to the Closing Date shall not have resulted in the discovery of any materially adverse information concerning the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of Safe Aid that was not previously disclosed and which constitutes a breach of a representation or warranty of Safe Aid under this Agreement.

         9. Conditions Precedent to Obligations of Safe Aid. All obligations of Safe Aid under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or all of which may be waived in writing by Safe Aid:

                  (a) The stockholders of INI and Safe Aid shall have approved the execution of this Agreement and the Merger thereby.

                  (b) The representations and warranties by INI contained in this Agreement or in any certificate or document delivered to Safe Aid pursuant

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to the provisions hereof shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

                  (c) INI shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                  (d) Simultaneously with or prior to Closing, INI shall close its acquisition of at least two companies active in industries related to that of INI and reasonably acceptable to Safe Aid, and as of the Closing Date shall have not less than $280,000 in cash or cash equivalent assets. Any securities of INI issued in connection with transactions entered into by INI in order to satisfy the foregoing conditions shall be issued in compliance with all applicable federal and state securities laws.

                  (e) INI shall have delivered all of the Schedules required herein, and copies of the documents referred to therein, to Safe Aid and such Schedules and documents shall have been reasonably acceptable to Safe Aid.

                  (f) INI shall have (i) no liens or encumbrances of any nature on its assets, other than capital lease obligations that exist at the date of this Agreement or as described in INI Statements or the Schedules to this Agreement or otherwise disclosed to Safe Aid; (ii) no violations in any material respect pursuant to any loan agreements; and (iii) no debt or other obligations except as described in INI Statements or the Schedules to this Agreement or otherwise disclosed to Safe Aid.

                  (g) Any Due Diligence Examination by Safe Aid prior to the Closing Date shall not have resulted in the discovery of any materially adverse information concerning the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings or net worth of INI.

                  (h) Safe Aid and Barbara Tolley shall have entered into an Employment Agreement pursuant to which Tolley will be employed as Chief Executive Officer and Chairman of the Board of Safe Aid. The Employment Agreement will be for a term of two years, subject to termination for cause, will provide for a compensation package as agreed to by Safe Aid and Tolley, and will include an option to Tolley to extend the Employment Agreement for one additional year.

         10. Nature of Representations and Warranties. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

         11. Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                  (a) INI will deliver, or cause to be delivered, to Safe Aid the following:

                         (i) All corporate records of INI, including without
limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing Date), stock books, stock transfer books, corporate seals, shares of stock of the Subsidiaries; and such other corporate books and records as may reasonably be requested by Safe Aid and its counsel.

                         (ii) A Certificate of Status for INI from the Secretary
of State of Florida, dated at or about the Closing Date, to the effect that such corporation is in good standing under the laws of Florida.

                         (iii) Articles of Incorporation and Bylaws of INI
certified by the Secretary of INI as to their accuracy and completeness.

                         (iv) Copies of resolutions of the Board of Directors
and Shareholders of INI authorizing the transactions contemplated under this Agreement.

                         (v) Such documents as may be needed to accomplish the
Merger under the corporate laws of the State of Delaware.

                         (vi) A certificate of INI's President to the effect
that all representations and warranties of INI made under this Agreement are reaffirmed on the Closing Date, as though originally given on such date.

                         (vii) Such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

                  (b) Safe Aid will deliver or cause to be delivered to INI:

                         (i) Stock issuance instructions to Safe Aid's transfer
agent for the conversion of INI common stock to Safe Aid common stock, within five business days after the Closing Date.

                         (ii) A Certificate of Status from the Secretary of
State of Delaware, dated at or about the Closing Date, to the effect that such corporation is in good standing under the laws of Delaware.

                         (iii) Copies of resolutions of the Board of Directors
and Shareholders of Safe Aid authorizing the transactions contemplated under this Agreement.

                         (iv) Such documents as may be needed to accomplish the
Merger under the corporate laws of the State of Delaware.

                         (v) A certificate of Safe Aid's President to the effect
that all representations and warranties of Safe Aid made under this Agreement are reaffirmed on the Closing Date, as though originally given on such date.

                         (vi) Such other instruments, documents and
certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement, or that may be reasonably requested in furtherance of the provisions of this Agreement.

                  (c) As of the Closing Date, all existing directors and officers of Safe Aid shall resign, Barbara Tolley and two other persons designated by Tolley will be elected as the directors of Safe Aid.

                  (d) Safe Aid shall issue, for services rendered in connection with the Merger and for other good and valuable consideration, 17,500,000 shares of Common Stock (on a post-split basis) to each of Stanley Snyder and Lawrence Feldman.

         12. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight courier delivery, confirmed facsimile transmission or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

       If to Safe Aid, to:   Stanley Snyder, President
                             Safe Aid Products Incorporated
                             c/o Lazer, Aptheker, Feldman, Rosella & Yedid, LLP
                             35 Pinelawn Road, Suite 203W
                             Melville, NY 11747

       with a copy to:       Eric W. Nodiff, Esq.
                             Dornbush Mensch Mandelstam & Schaeffer, LLP
                             747 Third Avenue
                             New York, NY 10017

       If to INI, to:        Barbara Tolley, President
                             Intelligence Network International, Inc.
                             249 Peruvian Avenue
                             Palm Beach, FL 33480

       with a copy to:       Gerald W. Gritter, Esq.
                             English, McCaughan & O'Bryan, P.A.
                             100 NE Third Avenue, Suite 1100
                             Fort Lauderdale, FL 33301

Any such notices shall be effective when delivered in person or sent by facsimile transmission, one business day after being sent by overnight courier delivery or three business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

         13.      Miscellaneous.

                  (a) Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such further action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

                  (b) Time. Time is of the essence.

                  (c) Survival of Representations. All covenants and agreements made herein shall survive the Closing through all applicable statutes of limitation. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

                  (e) Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

                  (f) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

                  (g) Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida (except insofar as Delaware law shall govern the Merger and the corporate actions of the parties contemplated hereby).

                  (h) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this agreement.

                  (i) Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

                  (j) Number and Gender. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                  (k) Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

                  (l) Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

                  (m) Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (n) Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

                      The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

                  (o) Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

                  (p) No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

                  (q) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                  (r) Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

                  (s) Press Releases and Announcements: Prohibition on Trading in Safe Aid Stock. Upon execution of this Agreement, INI and Safe Aid shall jointly prepare and issue a press release or announcement relating to the subject matter of this Agreement. INI and Safe Aid acknowledge that the United States Securities Laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of Safe Aid, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Safe Aid. Accordingly, INI and Safe Aid agree that they will instruct their respective directors and officers not to purchase or sell any securities of Safe Aid, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Safe Aid, until no earlier than 72 hours following the dissemination of a Current Report on Form 8-K to the SEC announcing the proposed Merger pursuant to this Agreement.

                  (t) Expenses. All expenses incident to the preparation of documents for, and closing of, the Merger will be borne by INI. Safe Aid acknowledges that INI has forwarded its check in the amount of $10,000 to counsel for Safe Aid as payment in full for their legal services in connection with this transaction.

                  (u) Additional Agreement. For a period of two (2) years following the Closing Date, Safe Aid shall be prohibited, directly and indirectly, from effectuating a reverse stock split and for a period of three
(3) years following the Closing Date, the issuance of any capital stock or securities convertible into or exercisable for capital stock shall be subject to the approval of Barbara Tolley so long as she is the President or Chief Executive Officer of Safe Aid.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                    SAFE AID PRODUCTS INCORPORATED

                                    By:  /s/ Lawrence Feldman
                                       ----------------------------------
                                        Lawrence Feldman, Corporate Agent


                                    INTELLIGENCE NETWORK INTERNATIONAL, INC.

                                    By:  /s/ Barbara Tolley
                                       ----------------------------------
                                        Barbara Tolley, President